EXHIBIT 99.1

For Immediate Release:

FELCOR APPOINTS ROBERT F. COTTER TO THE BOARD OF DIRECTORS

IRVING, Texas...July 31, 2006 – FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest hotel real estate investment trusts (REITs), today announced that it has elected Robert F. Cotter to its Board of Directors. Mr. Cotter was elected at FelCor’s July Board meeting. Mr. Cotter brings more than 30 years of hotel operations expertise to FelCor’s Board.

Mr. Cotter, 54, is an accomplished hotel executive and most recently was President and Chief Operating Officer for Starwood Hotels & Resorts Worldwide, Inc., prior to his retirement in December 2005. In his role, he was responsible for all company operations and was strongly involved in shaping Starwood’s strategic direction.

Mr. Cotter joined Sheraton in 1973 and held numerous sales and marketing positions including Area Director of Marketing, Director of Advertising and Senior Vice President, Director of Marketing for the Hawaii-Japan Division. He spent most of his 33-year career with Starwood Hotels & Resorts and was named Chief Operating Officer in 2000, after serving as President, International Operations, and President and Chief Operating Officer, Europe.

“We’re very pleased to have Bob join our board. His expertise, visionary leadership and proven track record will be extremely beneficial to FelCor. He has a great understanding of the industry and will add operational strength to our board,” said Richard A. Smith, FelCor’s President and CEO. “I have known Bob since my days at Starwood, and we are very fortunate to have him.”

In 1992 and again in 2003, Business Travel News named Mr. Cotter one of the 25 most influential executives in the travel industry. He is a member of the Board of Trustees of the American Hotel & Lodging Educational Foundation and a member of the Board of Trustees of Boston College. He previously served as Chairman and Managing Director, Ciga SpA and was on the Board of Directors of Ciga SpA in Milan, Italy.

Mr. Cotter graduated from Boston College with a Bachelor of Arts in Philosophy. He is a Fellow of the Institute of Certified Travel Agents.

FelCor is the nation’s largest owner of full service, all-suite hotels. FelCor’s portfolio is comprised of 113 consolidated hotels, located in 28 states and Canada. FelCor owns 65 full service, all-suite hotels, and is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.3 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws that are qualified by cautionary statements contained herein and in FelCor’s filings with the Securities and Exchange Commission.

Contact:

Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

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